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EXHIBIT 11.1

                            BEST BUY CO., INC.

                 COMPUTATION OF EARNINGS PER COMMON SHARE

                   ($ in 000, except per share amounts)

                               (unaudited)


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                                                  Three Months Ended             Six Months Ended
                                               -------------------------     -------------------------
                                               August 27,     August 28,     August 27,     August 28,
                                                  1994           1993           1994           1993
                                               ----------     ----------     ----------     ----------

Earnings:
   Earnings before cumulative
   effect of change in
   accounting principle                          $7,600         $7,594        $11,841        $ 9,110

   Cumulative effect of change
   in accounting for income
   taxes                                                                                        (425)
                                                 ------         ------        -------        -------

   Net earnings available to
   common shares                                 $7,600         $7,594        $11,841        $ 8,685
                                                 ------         ------        -------        -------
                                                 ------         ------        -------        -------

Shares (000):
   Weighted average common
   shares outstanding                            41,946         41,574         41,864         38,371

   Adjustments:

   Assumed issuance of shares
   purchased under stock option
   plans                                          1,262            918          1,362            921
                                                 ------         ------        -------        -------

   Total common equivalent
   shares                                        43,208         42,492         43,226         39,292
                                                 ------         ------        -------        -------
                                                 ------         ------        -------        -------

Earnings per common share:

   Earnings before cumulative
   effect of change in
   accounting principle                          $  .18         $  .18        $   .27        $   .23

   Cumulative effect of change
   in accounting for income
   taxes                                                                                        (.01)
                                                 ------         ------        -------        -------

   Net earnings per common share                 $  .18         $  .18        $   .27        $   .22
                                                 ------         ------        -------        -------
                                                 ------         ------        -------        -------

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Note:   The computation of earnings per common share assuming full dilution is substantially the same as set forth above.